Execution Version

AMENDED AND RESTATED
EQUITY COMMITMENT AGREEMENT
BY AND AMONG
SONIDA SENIOR LIVING INC.,
CONVERSANT DALLAS PARKWAY (A) LP
AND
CONVERSANT DALLAS PARKWAY (B) LP
DATED AS OF SEPTEMBER 29, 2023

AMENDED AND RESTATED
EQUITY COMMITMENT AGREEMENT
AMENDED AND RESTATED EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated as of September 29, 2023 (“Effective Date”), by and among Sonida Senior Living, Inc., a Delaware corporation (the “Company”), Conversant Dallas Parkway (A) LP, a Delaware limited partnership (“Investor A”) and Conversant Dallas Parkway (B) LP, a Delaware limited partnership (“Investor B”, and together with Investor A, “Investors”). Capitalized terms used in this Agreement have the meaning set forth in Section 6.1, unless defined elsewhere herein.
RECITALS
WHEREAS, the Company and Investors entered into that certain Equity Commitment Agreement dated as of June 29, 2023 (as amended, modified or supplemented prior to the date hereof the “Existing Equity Commitment Agreement”) pursuant to which Investors agreed to purchase the Private Placement Shares (as defined therein) in a private placement pursuant to Section 4(a)(2) of the Securities Act.
WHEREAS, the subsidiaries of the Company listed on Exhibit A attached hereto (the “Fannie Mae Borrowers”) are indebted to Fannie Mae, a corporation organized and existing under the laws of the United States of America (“Fannie Mae”) pursuant to certain loan agreements existing as of the date hereof (as amended, modified or supplement from time to time, the “Fannie Mae Credit Facilities”).
WHEREAS, the Company and Investors have agreed to amend and restate the Existing Equity Commitment Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
EQUITY COMMITMENT; PRIVATE PLACEMENT; COMMITMENT FEE
SECTION 1.1  The Equity Commitment.
(a) Subject to the terms and conditions of this Agreement and during the Term (as defined below), Investors hereby agree that Investors will fund to the Company (or in accordance with Section 1.1(d), to Fannie Mae), from time to time as designated by the Company at its discretion, an amount or amounts as designated by the Company (each an “Equity Draw”) in return for which Investors will receive the Private Placement Shares in accordance with Section 1.2 (the “Equity Commitment”). If an Equity Draw has been funded by Investors and for whatever reason, legal or otherwise, the Company is prevented from issuing the Private Placement Shares as provided herein, the Company and Investors shall both use commercially reasonable efforts to amend this Agreement to provide Investors with an economic equivalent of such Private Placement Shares.

(b) Any Equity Draw shall be at least in the minimum amount of $1,000,000 and all Equity Draws together shall not exceed $13,500,000 (or such lesser amount which would result in the Equity Commitment Shares (as defined below) being less than 20% of the number of shares of Common Stock (as defined below) of the Company before the issuance of the Equity Commitment Shares) (the “Aggregate Commitment Amount”) provided that, of the Aggregate Commitment Amount, $10,000,000 shall be used solely to make equity contributions to one or more Fannie Mae Borrowers or to make payments directly to Fannie Mae to pay obligations under the Fannie Mae Credit Facilities in accordance with the terms hereof and such Fannie Mae Credit Facilities (the “FM Commitment Amount”). The parties hereto acknowledge and agree that as of the date hereof, Investor has funded $6,000,000 of the FM Commitment Amount which funds have been contributed to one or more Fannie Mae Borrowers or used to make payments directly to Fannie Mae.
(c) Except as set forth in Section 1.1(d) below, if the Company desires to make any Equity Draw, the Company shall notify Investors in writing of the amount and date of the Equity Draw (the “Draw Notice”) at least fifteen (15) days prior to the first day of the calendar month on which the Company desires to receive such Equity Draw, and Investor shall fund such Equity Draw on the date specified in the Draw Notice; provided, however, if the Company needs to make an Equity Draw in order to address a Monetary Default or a potential Monetary Default anticipated within the next 10 days under the Fannie Mae Credit Facilities, the Company may give a Draw Notice at any time upon 10 days prior notice to Investor.
(d) No later than 10 Business Days following the earlier to occur of (i) any notice by the Company to any Investor that a Monetary Default has occurred and (ii) any notice by Fannie Mae to any Investor that a Monetary Default has occurred, in each case, to the extent Fannie Mae has not delivered a subsequent notice to any Investor that such Monetary Default has been cured to its satisfaction (such 10th Business Day, the “Funding Date”), Investors shall be deemed to have received a Draw Notice from the Company hereunder without the requirement of any further action by Fannie Mae or any party hereto and the Investors shall fund an Equity Draw hereunder on the Funding Date in an amount equal to 100% of the remaining unfunded portion of the FM Commitment Amount and pay all proceeds thereof in immediately available funds (which shall be deemed to have been made at the direction of the Company) directly to Fannie Mae for application to the outstanding indebtedness under the Fannie Mae Credit Facilities in such order as Fannie Mae shall determine (a “Mandatory Funding”). If at any time before making a Mandatory Funding, Investors receive (or had received) a Draw Notice from the Company, the obligations of Investors under this Section 1.1(d) shall take precedence up to the unfunded portion of FM Commitment Amount. The Company shall be deemed to have received and shall mark its books and records to reflect such Mandatory Funding. For the avoidance of doubt, the Investors’ obligations to fund a Mandatory Funding shall not be subject to the satisfaction of any condition, including, without limitation, the conditions set forth in Article IV hereof.
SECTION 1.2  Private Placement. Subject to the terms and conditions of this Agreement, within three (3) Business Days after the funding of any Equity Draw (including a Mandatory Funding), pursuant to Section 4(a)(2) of the Securities Act, the Company shall issue to Investors (the “Private Placement”) shares of Company common stock, par value $0.01 per share (“Common Stock”), equal in number to the amount of the Equity Draw divided by the issue price (“Issue Price”) of the Common Stock issued at the time or times any Equity Draw is funded in accordance with the Draw Notice (the “Private Placement Shares”). Issue Price shall mean $10 per share.

SECTION 1.3  Commitment Fee. The Company and Investors hereby acknowledge and agree that, in consideration for the Company’s right to require Investors to fund the Equity Draws in return for the Private Placement Shares pursuant to the Equity Commitment on the terms and conditions set forth in this Agreement, the Company shall issue to Investors 67,500 shares of Common Stock (the “Commitment Fee Shares”) within three (3) Business Days after the Effective Date (calculated by $675,000 fee divided by Issue Price). The Commitment Fee Shares are also issued pursuant to Section 4(a)(2) of the Securities Act.
SECTION 1.3  Adjustments. The number of shares of Common Stock issued as part of the Private Placement Shares shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Common Stock that occurs during the Term of this Agreement and prior to the applicable Equity Draw.
ARTICLE II.

REPRESENTATIONS AND WARRANTIES
SECTION 2.1  Representations and Warranties of the Company. Except as disclosed in the Company Reports filed by the Company or furnished by the Company to the SEC and made available to Investors, on or after January 1, 2022, and at least two days prior to the Effective Date, the Company represents and warrants to Investors and Fannie Mae as follows:
(a) Organization and Standing. The Company is organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement, and (ii) own, lease and operate its properties and carry on its business as presently conducted, and the Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Shares. The Private Placement Shares and the Commitment Fee Shares (together the “Equity Commitment Shares”) to be delivered to Investors hereunder have been duly authorized and, when issued and paid for pursuant to this Agreement shall be validly issued, fully paid and non-assessable. As of each issuance date, the Company shall have the right, authority and power to sell, assign and transfer the Equity Commitment Shares to Investors. Upon delivery of such shares to Investors, Investors shall acquire good, valid and marketable title to such shares, free and clear of all Liens other than restrictions on transfer imposed by applicable securities Laws or in this Agreement. As of the Effective Date, the shares of Common Stock to be issued upon any Equity Draw will be duly reserved for such issuance.

(c) Authorization, Execution and Delivery and Enforceability. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate or other similar organizational action on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(d) No Conflicts. Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (i) violate or conflict with the Certificate of Incorporation (as amended) or Bylaws (as amended) of the Company, (ii) conflict with or violate any Law applicable to the Company or by which any of its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any person any rights of termination, acceleration or cancellation of or result in the creation of any Lien on any of the assets or properties of the Company, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(e) Consents and Approvals. Except (i) for compliance with any applicable state securities or blue sky laws and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries as a whole, no notice to, authorization, order, consent or approval of, exemption or review by, or filing, declaration or registration with, any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period, is necessary for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement.
(f) Company Reports; Financial Statements; Compliance with Law.

        (i)   The Company has filed, on a timely basis, all forms, reports, prospectuses, proxy statements and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the SEC since January 1, 2021 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company Reports”). The Company Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Reports amended or superseded by a filing prior to the Effective Date, then on the date of such amending or superseding filing) (i) have complied in all material respects with either the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (ii)    The consolidated financial statements of the Company, and the related notes thereto, included or incorporated by reference in the Company Reports, as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Report amended or superseded by a filing prior to the Effective Date, then on the date of such amending or superseding filing), have complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnote disclosure, none of which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended.

        (iii)    Neither the Company nor any of its Subsidiaries is currently in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

(g) Brokers, Finders, etc. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.
(h) Private Placement. Based in part on Investors’ representations in Section 2.2, the offer and sale of the Equity Commitment Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company, nor any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Equity Commitment Shares and neither the Company, nor any person authorized by the Company to act on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Equity Commitment Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will the Company take any action or steps that would cause the offering or issuance of the Equity Commitment Shares to be integrated with other offerings.

(i)  No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.1, none of the Company or any of its Subsidiaries or representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Subsidiaries, their respective businesses, this Agreement, or the transactions contemplated by the Agreement.
SECTION 2.2  Representations and Warranties of Investors. Each Investor represents and warrants to the Company and Fannie Mae as follows:
(a) Organization and Standing; Authority. Such Investor is organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Investor has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement, and (ii) own, lease and operate its properties and carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis. The execution and delivery by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate or other similar organizational action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against it in accordance with its respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). No expiration of term, termination date or requirement for dissolution of any Investor has occurred under any of its organizational documents and no such event is expected to occur prior to the end of the Term.
(b) No Conflicts. Neither the execution, delivery and performance by Investors of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Investors with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Investors under any of the terms, conditions or provisions of (A) its governing instruments or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Investor is a party or by which it may be bound, or to which either Investor or any of the properties or assets of such Investor may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to either Investor or any of its respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Investors’ ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Investors of the transactions contemplated by this Agreement.
(d) Financial Capability.

    (i)    Investors will have access to available funds necessary to fulfill the Equity Commitment on the terms and conditions contemplated by this Agreement. Investors are not aware as of the Effective Date of any reason by which the funds sufficient to fulfill its obligations under Article I will not be available when needed under this Agreement.

    (ii)    It is expressly acknowledged and agreed by each Investor that the obligations of such Investor under this Agreement are not subject to any conditions regarding each Investor’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

    (iii)    Each Investor has Available Capital Commitments equal to or exceeding the unfunded portion of the FM Commitment Amount, and (a) no limited partner or other investor of such Investor whose commitment is included in such amount can terminate its commitment without the consent of the general partner of such Investor; (b) no limited partner or other investor commitments included in such amount will terminate until one hundred twenty-three (123) days have elapsed following the end of the Term; and (c) the only condition to commitment payment is notice from the general partner of such Investor.

    (iv)    Each Investor and the applicable general partner thereof are permitted to call capital under the applicable Investor LP Agreement at all times during the Term in order to satisfy the obligations of such Investor under this Agreement.1

(e) Brokers, Finders, etc. Neither Investor nor their Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.
(f) Purchase for Investment. Each Investor acknowledges its understanding that the offering and sale of the Equity Commitment Shares are intended to be exempt from registration under the Securities Act and that the Company is relying upon the truth and accuracy of such Investor’s representations and warranties contained herein and such Investor’s compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Investors to acquire the Equity Commitment Shares in accordance with the terms and provisions of this Agreement. In furtherance thereof, each Investor represents and warrants to the Company that:

1 Additional reps to be added as applicable following review of the Sponsor Party LP Agreements.

    (i)    Such Investor is an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and, if there should be any change in such status prior to any Equity Draw, such Investor will promptly inform the Company of such change; and

    (ii)    Such Investor (A) has the financial ability to bear the economic risk of its investment in the Equity Commitment Shares, (B) has no need for liquidity with respect to its investment therein, (C) has adequate means for providing for its current needs and contingencies, and (D) has such knowledge, experience and skill in evaluating and investing in issues of equity securities based on actual participation in financial, investment and business matters, such that it is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Equity Commitment Shares; and

    (iii)    Without prejudice to any claim of such Investor hereunder for breach of the Company’s representations and warranties: such Investor has been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of the offering of the Equity Commitment Shares and other matters pertaining to an investment in the Equity Commitment Shares in order for such Investor to evaluate the merits and risks of an investment in the Equity Commitment Shares; such Investor has received such information as it deems necessary in order to make an investment decision with respect to the Equity Commitment Shares; and

    (iv)    Such Investor became aware of this offering of the Equity Commitment Shares solely by means of direct contact between it and the Company or a representative of the Company, and Equity Commitment Shares were offered to such Investor solely by direct contact between it and the Company or a representative of the Company. Such Investor did not become aware of this offering of Equity Commitment Shares, nor were Equity Commitment Shares offered to such Investor, by any other means. Such Investor acknowledges that it was not induced to purchase Equity Commitment Shares through any form of general solicitation or general advertising; and

    (v)    None of (A) Investors, (B) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (C) any Beneficial Owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by such Investor is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of any Equity Draw in writing in reasonable detail to the Company.

(g) No Registration. Each Investor has been advised that the Equity Commitment Shares have not been registered under the Securities Act, or any non-U.S. securities, state securities or “blue sky” laws, and therefore cannot be resold unless they are registered undersuch laws or unless an exemption from registration thereunder is available. Each Investor is purchasing the Equity Commitment Shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof. In making the foregoing representations, each Investor is aware that it must bear, and represents that such Investor is able to bear, the economic risk of such investment for an indefinite period of time.

(h) No Additional Representations. Except for the representations andwarranties made by Investors in this Section 2.2, neither Investor or any of their Affiliates or representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, this Agreement, or the transactions contemplated by the Agreement. Each Investor, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article II, it is not acting, by entering into this Agreement or consummating the transactions contemplated by this Agreement, in reliance on (i) any other representation or warranty, express or implied, (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to each Investor or any of its Affiliates or representatives, or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE III.

COVENANTS
SECTION 3.1  Restrictive Legends. Each Investor acknowledges and agrees that Equity Commitment Shares and any securities issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, conversion of such securities, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS WHICH IS AVAILABLE.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any such securities upon which it is stamped, if (i) such securities are registered for sale under an effective registration statement filed under the Securities Act, (ii) such securities are eligible for resale pursuant to Rule 144 promulgated under the Securities Act, or (iii)if such securities are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it and any other documentation reasonably requested by the Company with respect to compliance with such exemption. The Company and the Investors agree that (i) the Equity Commitment Shares shall constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, dated November 3, 2021 (the “Registration Rights Agreement”), by and among the Company and the Investors, and such Registration Rights Agreement shall apply mutatis mutandis to the Equity Commitment Shares issued or to be issued hereunder and (ii) to cooperate in adding the Equity Commitment Shares to any shelf registration statement filed with the SEC covering previously unregistered Common Stock owned or to be owned by the Investors.

SECTION 3.2  Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Investors will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld, conditioned or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.
SECTION 3.3 Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is reasonably necessary in connection with any reasonably necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information is (a) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (b) is available to the public through no violation of this Section 3.3 by such party, (c) later lawfully acquired from other sources by the party to which it was furnished) (d) is independently developed by such party without use or reference to the Information, and neither party hereto shall release or disclose such Information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, financing sources and other consultants and advisors. Nothing herein shall prevent any party, or any of their respective Affiliates which is a private equity or other investment fund from making customary disclosures to its current, future or potential investors.
SECTION 3.4  Available Capital Commitments. Each Investor shall maintain at all times during the Term (as may be extended as provided in Section 5.1 hereof), Available CapitalCommitments in an amount that equals or exceeds the unfunded portion of the FM Commitment Amount.

ARTICLE IV.

CONDITIONS TO EQUITY DRAWS
SECTION 4.1  Conditions to the Obligations of the Company and Investors. The obligations of the Company and Investors to consummate each Equity Draw (other than a Mandatory Funding) contemplated by this Agreement shall be subject to the fulfillment or waiver (unless otherwise specified) of the following condition:
(a) No Injunction, etc. No temporary restraining order, preliminary or permanent injunction or other judgement or order issued by any Governmental Entity shall have been issued, and no Law shall be in effect, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
SECTION 4.2  Conditions to the Obligations of Investors.   Except as provided in Section 1.1(b), the obligation of Investors to consummate each Equity Draw (other than a Mandatory Funding) contemplated by this Agreement shall be subject to the fulfillment (or waiver by Investors) on or prior to each Equity Draw (unless otherwise specified) of the following conditions:
(a) Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all material respects as of the date of each Equity Draw as if made on and as of such date (except to the extent any such Fundamental Representation speaks as of the Effective Date or any other specific date, in which case such representation or warranty shall be true and correct as of such date), and (ii) the other representations and warranties of the Company set forth in Section 2.1 (disregarding all qualifications as to materiality or Material Adverse Effect set forth therein) shall be true and correct as of the date of each Equity Draw as though made on and as of such date (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except, solely with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and Investors shall have received a certificate signed by an officer of the Company to the foregoing effect.
(b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the date of each Equity Draw.
SECTION 4.3  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement (other than a Mandatory Funding) shall be subject to the fulfillment (or waiver by the Company) on or prior to each Equity Draw (unless otherwise specified) of the following conditions:
(a) Representations and Warranties. The representations and warranties of Investors set forth in Section 2.2 (disregarding all qualifications as to materiality set forth therein)shall be true and correct as of the date of each Equity Draw as though made on such date (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially impair or delay Investors’ ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated hereby; and the Company shall have received a certificate signed by an authorized officer of Investors to the foregoing effect.

(b) Performance of Obligations. Each Investor shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement required to be performed or complied with by it on or prior to the date of each Equity Draw.
(c) Payment of Equity Draws. Subject to the terms and conditions of this Agreement, Investors shall have delivered to the Company payment of each Equity Draw, payable by wire transfer of immediately available funds to an account designated in advance of such date by the Company.
ARTICLE V.

TERM; EARLY TERMINATION
SECTION 5.1  Term. This Agreement shall terminate on the earlier of (i) the funding in full of the Equity Commitment and (ii) eighteen (18) months from the Effective Date (the “Term”), unless earlier terminated as provided in Section 5.2, provided, however, that no such termination shall occur if on the last day of the Term a Draw Notice has been issued but not satisfied in full as of such date or any Mandatory Funding relating to a Monetary Default which occurred during the Term has not been paid in full in accordance with the terms hereof.
SECTION 5.2  Early Termination. This Agreement may be terminated before the expiration of the Term at any time:
(a) by either the Company or Investors if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;
(b) by the Company if (i) Investors shall have breached any representation, warranty, covenant or agreement of Investors set forth in this Agreement, (ii) such breach or misrepresentation is not cured or capable of being cured within twenty (20) days from the date the Company has notified Investors of such breach or misrepresentation, and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 4.3 not to be satisfied; or

(c) by Investors if (i) the Company shall have breached any representation, warranty, covenant or agreement of the Company set forth in this Agreement, (ii) such breach or misrepresentation is not cured or capable of being cured within twenty (20) days from the date the Investors have notified Company of such breach or misrepresentation, and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 4.2 not to be satisfied.Notwithstanding the foregoing or anything to the contrary herein, in no event will the obligations of the parties hereto in respect of the unfunded portion of the FM Commitment Amount terminate earlier than the earlier of (i) the last day of the Term (subject to the proviso in Section 5.1 hereof) and (ii) the Paid in Full Date.

ARTICLE VI.

DEFINITIONS AND MISCELLANEOUS
SECTION 6.1 Interpretation; Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
(a) the word “or” is not exclusive;
(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(d) “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(e) “Available Capital Commitment” means, with respect to any Investor, on any date of determination, an amount equal to the sum of (a) the aggregate amount of all remaining non-contingent cash capital contribution commitments of all of the limited partners and other investors in such Investor owing to such Investor, which are free and clear of all Liens; provided that such amount shall not include (i) commitments of limited partners or other investors of such Investor who are in default of their commitments or who have terminated their commitments or who have notified such Investor that they will not be funding their commitments or who are otherwise not obligated under the applicable partnership or fund agreements or applicable law to immediately make a capital contribution in immediately available funds without defense, setoff, recoupment or counterclaim, (ii) commitments of limited partners or other investors who (w) to Investors’ knowledge have refused to make a capital contribution to any “private equity” or “LBO”fund where such limited partner or other investor had a legal or contractual obligation to make such a capital contribution, (x) are insolvent or are the subject of an Insolvency Proceeding, (y) with respect to whom such Investor does not have the irrevocable right to demand and enforce payment in immediately available funds their respective capital contribution commitments or (z) with respect to whom such Investor has asserted or claimed, or a court of competent jurisdiction shall have determined, that such Investor does not have the irrevocable right to demand and enforce payment in immediately available funds capital contribution commitment of such limited partner or investor or (iii) commitments that cannot be applied to funding under this Agreement pursuant to any contractual restrictions, including restrictions in such Investor’s fund or other formation documents, plus (b) all unrestricted cash and cash equivalents of such Investor, which are free and clear of all Liens, minus (c) the aggregate outstanding amount of such Investor’s Other Obligations, in each case, as of such date of determination. Fannie Mae’s good faith determination of Available Capital Commitment shall be conclusive absent manifest error.

(f) “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
(g) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to remain closed (other than Lincoln’s Birthday or Election Day, which shall be considered Business Days).
(h) “Code” means the Internal Revenue Code of 1986, as amended.
(i) “Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, or filing of, with or to any Person.
(j) “Credit Facility Obligations” means all “Indebtedness” as defined in and under each Fannie Mae Credit Facility in the aggregate, including, without limitation, all interest, premiums, principal, fees, indemnities in favor of Fannie Mae or any lender under any of the Fannie Mae Credit Facilities or any of the documents executed or delivered in connection therewith, reimbursements for costs and expenses owing Fannie Mae or any lender under any Credit Facility or any of the documents executed or delivered in connection therewith, and other charges in respect of any of the foregoing, including all such amounts that accrue from and after the commencement of a proceeding under any Debtor Relief Law, whether or not such amounts are allowed or allowable in such proceeding.
(k) “Debtor Relief Law” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.
(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(m) “Fundamental Representations” means the representations set forth in Section 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(e), 2.1(f) and 2.1(h) of this Agreement.

(n)   “GAAP” means generally accepted accounting principles, consistently applied.
(o)   “Governmental Approvals” means any Consent of, made with or obtained from, any Governmental Entity.
(p) “Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self-regulatory entity supervising, organizing and supporting any stock exchange.
(q) “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Entity relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, or (c) any Bankruptcy Event (as defined in any Fannie Mae Credit Facility).
(r) “Investor LP Agreement” means, for each Investor, the limited partnership agreement of such Investor as in effect on the date hereof.
(s) “Law” or “Laws” means all laws, statutes, ordinances, rules, regulations, binding guidance documents, judgments, injunctions, orders and decrees.
(t) “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, escheat, encroachment, lien, charge of any kind, option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any agreement to create any of the foregoing.
(u) “Material Adverse Effect” means, with respect to the Company, any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has had, or would be reasonably expected to have, (i) a materially adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the Company, taken as a whole; and (ii) a material impairment on or material delay in the ability of the Company to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
(v) “Monetary Default” means the occurrence of (a) any Event of Default under Section 14.01(a)(1), (7), (21), (22), (23) of any Fannie Mae Credit Facility or any other “Event of Default” or breach of the terms of any Fannie Mae Credit Facility involving the failure by the applicable Borrower to make any payment required thereunder, (b) any other monetary “Event of Default” or breach under any Fannie Mae Credit Facility or (c) any other breach or default under any Fannie Mae Credit Facility or this Agreement by any Fannie Mae Borrower, the Company or any Investor for which the payment of any sum would avoid the occurrence of such breach or default.

(w) “Other Obligations” means, with respect to any Investor, without duplication, the collective reference to all of the following obligations and liabilities of such Investor: (a) those that would, in accordance with GAAP, be reflected as liabilities on a balance sheet of such Investor, (b) any liabilities secured by a Lien on any assets of such Investor, (c) all contingent liabilities, including the maximum amount of any other guaranty, capital call , keep well, or similar obligation, whether or not required to be reflected on a balance sheet of such Investor, and (d) the portion of the purchase price that such Investor has agreed, pursuant to a written contract, to contribute in cash or equity in order to supply the necessary funds for the payment for any investment or acquisition, including deferred payments, earn out and similar obligations, or any other investment or acquisition, in each case that has not yet closed, whether or not such agreement is subject to conditions, but excluding the obligations of such Investor under this Agreement.
(x)      “Paid in Full Date” means the earlier to occur of (a) the date that is one hundred twenty-three (123) days after the date on which all the Credit Facility Obligations have been satisfied by indefeasible payment in full in cash (unless during such one hundred twenty-three (123) day period (i) any preference or similar claim is made upon Fannie Mae or any lender in respect of any Fannie Mae Credit Facility, or (ii) any Insolvency Proceeding in respect of the Company or any Fannie Mae Borrower is commenced, in any of which events the Paid in Full Date shall be deemed not to have occurred until such claim is resolved to the satisfaction of Fannie Mae or, in the case of any Insolvency Proceeding, such Insolvency Proceeding is completed and any such claim made in connection with such Insolvency Proceeding is resolved to the satisfaction of Fannie Mae); and (b) the date that is one hundred twenty-three (123) days after the date on which the Company and the Fannie Mae Borrowers have received (or deemed to have received) payment in cash from the Investors in respect of proceeds of Equity Draws hereunder in amount equal to $10,000,000 (of which $6,000,000 has been drawn as of the date hereof) pursuant to and strictly in accordance with this Agreement (unless during such one hundred twenty-three (123) day period (i) any preference or similar claim is made upon Fannie Mae or any lender in respect of any Fannie Mae Credit Facility or this Agreement, or (ii) any Insolvency Proceeding in respect of the Company, any Fannie Mae Borrower or any Investor is commenced, in any of which events the Paid in Full Date shall be deemed not to have occurred until such claim is resolved to the satisfaction of Fannie Mae or, in the case of any Insolvency Proceeding, such Insolvency Proceeding is completed and any such claim made in connection with such Insolvency Proceeding is resolved to the satisfaction of Fannie Mae).

(y) “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
(z) “SEC” means the Securities and Exchange Commission.
(aa) “Securities Act” means the Securities Act of 1933, as amended.
(bb) “Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

SECTION 6.2  Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or e-mail (so long as such transmission does not generate an error message or notice of non-delivery, and in the case of e-mail, subject to a non-automated e-mail from the recipient confirming receipt), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to the Company, to:
Sonida Senior Living, Inc.
14755 Preston Road, Suite 810
Dallas, Texas 75254
Attention:  General Counsel
Email:         dbrickman@sonidaliving.com
with a copy to (which shall not constitute notice):
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
        Dallas, Texas 75201
Attention:  Winston Walp, Esq.
Email:          win.walp@nortonrosefulbright.com
if to Investors, to:
c/o Conversant Capital LLC
25 Deforest Avenue
Summit, New Jersey 07901
Attention:  Keith O’Connor
Email:           ko@conversantcap.com
with a copy to (which shall not constitute notice):
c/o Conversant Capital LLC
25 Deforest Avenue
Summit, New Jersey 07901
Attention:  General Counsel
Email:          pdumaine@conversantcap.com

SECTION 6.3  Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No amendment or waiver of any provision of this Agreement that could adversely affect the rights or interests of Fannie Mae hereunder will be effective with respect to any party unless made in writing and signed by anofficer of a duly authorized representative of Fannie Mae. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate each Equity Draw are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 6.4  Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party and Fannie Mae; provided however, the Company’s rights hereunder may be collaterally assigned to a bank or other financial institution making a loan to the Company secured by this Agreement.
SECTION 6.5  Applicable Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or relating to this Agreement and the transactions contemplated hereby (whether in contract, tort, or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law principles of the State of Delaware or otherwise that would result in the application of any laws other than the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court in the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.2 shall be deemed effective service of process on such party.

SECTION 6.6  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HASCONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 6.6.

SECTION 6.7  Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of Delaware in addition to the other remedies to which such parties are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law.
SECTION 6.8  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
SECTION 6.9  Successors and Assigns. This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.
SECTION 6.10  Third Party Beneficiaries. Nothing in this Agreement will confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Agreement; provided, that the Company and the Investors acknowledge and agree that Fannie Mae has relied upon this Agreement in connection with entering into amendments to the Fannie Mae Credit Facility concurrently herewith and that, accordingly, Fannie Mae and each lender under each Fannie Mae Credit Facility is hereby made an express third-party beneficiary of, and shall have the right to rely upon and to enforce directly against the Investors the terms set forth in this Agreement as they relate to the FM Commitment Amount.
SECTION 6.11 Entire Agreement. This Agreement, together with the Ancillary Documents, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.
SECTION 6.12  Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 6.13  No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
SECTION 6.14  [Reserved].
SECTION 6.15  Liability Limitations.
(a) The maximum amount of damages that may be recovered from the Company or from Investors, as applicable, shall be an amount equal to the total of all Equity Draws actually made hereunder.
(b) No party hereto shall have any liability for damages for any indirect, consequential, exemplary or punitive damages, except for (i) such damages that are paid to a third party in connection with a third-party claim and (ii) consequential or indirect damages that are reasonably foreseeable.
(c) Each party shall make reasonable efforts to mitigate or minimize any claim for damages hereunder upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any damages hereunder and, if a party fails to use commercially reasonable efforts to so mitigate any claim for damages under this sentence, the party that would otherwise have any obligation hereunder with respect to such damages shall have no liability for any portion of such damages that reasonably would have been avoided or mitigated had such party made such efforts.
SECTION 6.16  Pledge and Assignment.
(a) As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Credit Facility Obligations, the Company hereby pledges, grants and collaterally assigns to Fannie Mae a security interest in all: (i) right, title and interest of the Company in and to this Agreement relating to the FM Commitment Amount and to all funds paid and to be paid by any Investor or one (1) or more of its designees, as the case may be, pursuant this Agreement relating to the FM Commitment Amount, and (ii) all other claims, rights, powers, privileges, interests and remedies of the Company and the Borrowers arising under this Agreement relating to the FM Commitment Amount, including those resulting from any failure by any Investor or one (1) or more of its designees, as the case may be, to perform its obligations hereunder, together in each case with the full power and authority to demand payment of, enforce, collect, receive and deliver receipt for any and all of the foregoing.
(b) the Company hereby acknowledges and agrees for the benefit of Fannie Mae that (i) each Investor’s obligations to make Equity Draws under the FM Commitment Amount hereunder constitute payment intangibles (within the meaning of the UCC) owing to the Company, and (ii) this Agreement constitutes a notification authenticated by the Company, for the benefit of Fannie Mae, that any and all of the Company’s rights to all Equity Draws in respect of the FM Commitment Amount required or caused to be made by any Investor have been collaterally assigned to Fannie Mae as security for the Credit Facility Obligations.

(c) Each of the Company and each Investor hereby acknowledges and agrees that Fannie Mae has expressly relied on the effectiveness of this Agreement (and, in particular, each Investor’s respective commitments to make the Equity Draws under the FM Commitment Amount under any and all circumstances in accordance with the terms hereof) to permit to remain outstanding, extensions of credit under the Fannie Mae Credit Facilities to the Fannie Mae Borrowers and to enter into amendments to the Fannie Mae Credit Facilities on the date hereof. Accordingly, the parties hereto agree and acknowledge that Fannie Mae shall at any time be entitled, and each of the Company and the Borrowers hereby irrevocably constitutes and appoints Fannie Mae and any of its officers or agents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in their respective place and stead or, at the option of Fannie Mae, in the name of Fannie Mae, (i) to enforce the terms of this Agreement relating to the FM Commitment Amount, including any Investor’s obligations hereunder to make the Equity Draws in respect of the FM Commitment Amount, and to exercise any and all rights and remedies under this Agreement relating to the FM Commitment Amount and/or applicable law arising from any breach by any or all of the Company or any Investor of their respective obligations hereunder, and (ii) to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purpose of this Agreement relating to the FM Commitment Amount, including any endorsements or other instruments of transfer or release. The foregoing authorization is coupled with an interest and is irrevocable until this Agreement relating to the FM Commitment Amount has been terminated in accordance with the terms hereof.
(d) Each Investor consents to the foregoing pledge and assignment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SONIDA SENIOR LIVING, INC.

By:	/s/ Brandon M. Ribar
Name: Brandon M. Ribar
Title: Chief Executive Officer and President

[Signature Pages to Equity Commitment Agreement]

CONVERSANT DALLAS PARKWAY (A) LP By: Conversant GP Holdings LLC, its general partner

By:	/s/ Michael Simanovsky
Name: Michael Simanovsky
Title: Managing Member

CONVERSANT DALLAS PARKWAY (B) LP By: Conversant GP Holdings LLC, its general partner

By:	/s/ Michael Simanovsky
Name: Michael Simanovsky
Title: Managing Member

[Signature Pages to Equity Commitment Agreement]

Exhibit A
Fannie Mae Borrowers

1.	CSL Marion, LLC, a Delaware limited liability company;
2.	CSL North Pointe SC, LLC, a Delaware limited liability company;
3.	CSL Summit Place SC, LLC, a Delaware limited liability company;
4.	CSL LaurelHurst NC, LLC, a Delaware limited liability company;
5.	CSL Aspen Grove, LLC, a Delaware limited liability company;
6.	CSL Heritage, LLC, a Delaware limited liability company;
7.	CSL Elkhorn, LLC, a Delaware limited liability company;
8.	CSL Wynnfield Crossing, LLC, a Delaware limited liability company;
9.	CSL Riverbend IN, LLC, a Delaware limited liability company;
10.	CSL Summit Point, LLC, a Delaware limited liability company;
11.	CSL Chardon, LLC, a Delaware limited liability company;
12.	CSL Columbus, LLC, a Delaware limited liability company;
13.	CSL Hamilton, LLC, a Delaware limited liability company;
14.	CSL Granbury, LLC, a Delaware limited liability company;
15.	CSL Hartford, LLC, a Delaware limited liability company;
16.	CSL West Bend, LLC, a Delaware limited liability company;
17.	CSL Keystone Woods, LLC, a Delaware limited liability company;
18.	CSL Batesville, LLC, a Delaware limited liability company;
19.	CSL White River, LLC, a Delaware limited liability company;
20.	Triad Senior Living I, L.P., a Texas limited partnership;
21.	Triad Senior Living II, L.P., a Texas limited partnership;
22.	Triad Senior Living IV, L.P., a Texas limited partnership;
23.	Triad Senior Living V, L.P., a Texas limited partnership;
24.	CSL Vintage, LLC, a Delaware limited liability company;
25.	CSL Plymouth, LLC, a Delaware limited liability company;
26.	CSL Green Bay, LLC, a Delaware limited liability company;
27.	CSL Springfield MA, LLC, a Delaware limited liability company;
28.	CSL Cincinnati, LLC, , a Delaware limited liability company;
29.	CSL Levis Commons, LLC, a Delaware limited liability company; and
30	CSL Miami, LLC, a Delaware limited liability company.

Exhibit A